Exhibit 1.2

I, the undersigned, sworn public translator, in and for the city of Rio de Janeiro, state of Rio de Janeiro, duly appointed by the Government of the state of Rio de Janeiro, DO HEREBY ATTEST AND CERTIFY that a document was presented to me for translation into English, which I have lawfully performed by reason of my official capacity, as follows:

EMPRESA BRASILEIRA DE TELECOMUNICAÇÕES S.A. – EMBRATEL Corporate Taxpayer Enrollment CNPJ/MF No. 33.530.486/0001-29

NIRE 3330000340-1

Summary Minutes of the 61st Extraordinary General Meeting

Held on November 26th, 2002

1. DATE, PLACE AND TIME: November 26th, 2002, at 2:30 p.m., held at the Company’s head office at Avenida Presidente Vargas, No. 1012, Centro, City and State of Rio de Janeiro. 2 – ATTENDANCE: Shareholders representing more than 98% (ninety eight percent) of the capital with voting right, according to the registrations and signatures set forth in the Company Shareholder’s Attendance Register. Mr. Dilio Sergio Penedo, Director of the Company was also present. 3- THE BOARD: President: Daniel Eldon Crawford; Secretary: Pedro Antônio Batista Martins. 4 – PUBLICATION OF NOTICES AND OTHER DOCUMENTS: Call Notice published in the newspaper Jornal do Comércio on October 25, 26 and 28, 2002 and in the Gazette of the State of Rio de Janeiro on October 25, 29 and 30, 2002. 5 – AGENDA: (i)

Approve the reform of the Company Bylaws, with the following objectives: (a) give a new wording to Article 3, heading and § 1, to attribute to the President of the Company the competencies to define the exact location of the company head office, as well as to create and extinguish branches, offices, departments and representations; (b) to consolidate the wording of Article 5 of the Company Bylaws, to reflect the capital increase approved at the Extraordinary General Meeting held on 04.25.2001; (c) amend Article 16 as follows: (i) eliminate item III; (ii) exclude item IV, so as to reflect the amendment made to Article 3; (iii) give a new wording to items II, VI and X, establishing that the limits for approval by the Board of Directors of the acts contemplated in those items will be contemplated in the Internal rules of the Company; and (iv) as a result, enumerate again all the items: (d) consolidate Article 17 to reflect the increase in the number of members of the Board of Directors approved in the Extraordinary General Meeting on 3.29.2001: e) give new wording to Art. 18 in order to clarify that reelection of Board of Directors members is allowed; (f) adapt the wording of Article 28, § 1, (ii) and §2, to clarify that the Company may also be represented by a Director with an attorney-in-fact; (g) exclude item

(iv) of §1 of Article 28 to reflect the administrative amendments made by the Company; (h) give a new wording to item (b), §1 of Article 36 to reflect the changes introduced by Act No. 10.303/01 to Article 202 of Act No. 6.404/76; and (ii) other matters of social interest. 6 – SUMMARY OF THE DELIBERATIONS AND FACTS: The following resolutions were approved unanimously by the majority of the shareholders present: (i) the reform of the Company Bylaws, by means of (a) amendment to Article 3, main body and §1, to attribute to the Company’s CEO the competencies to define the place of the head office as well as to create and extinguish branches, offices, departments and representations in the Brazilian national territory and abroad; (b) consolidation in the Bylaws of Article 5 wording, amended at the Extraordinary General Meeting held on 04.25.2001, in virtue of the increase in the capital stock, when it entered into effect with the following wording: “Article 5 – The subscribed and fully paid in capital stock is R$2,700,000,000.00 (two billion and seven hundred million Reais) divided into 4,723,843,847 (four billion, seven hundred and twenty-three million, eight hundred and forty-three, eight hundred and forty seven) common nominative shares, all without par value”; (c) the amendment of Article 16 as follows: (i)

eliminate item III; (ii) exclude item IV, so as to reflect the amendment made to Article 3; (iii) change of items II, VI and X, to establish that the limits for approval by the Board of Directors of the acts contemplated in those items will be contemplated in the Company’s Internal Rules; and (iv) consequently, the remuneration of all the items; (d) the consolidation of Article 17 to reflect the increase in the number of members on the Board of Directors from 05 (five) to 07 (seven), approved in the Extraordinary General Meeting, held on 03.29.2001; (e) the amendment of Article 18 so as to clarify that the reelection of Board of Directors members is permitted; (f) the adaptation of the wording of Article 28, §1, (ii) and §2, to clarify that the Company may also be represented by a Director with an attorney-in-fact; (g) the exclusion of item (iv) of §1 of Article 18 to reflect the organizational change made by Company in the Executive Management; (h) amendment of item (b), §1 of Article 36 to reflect the changes introduced by Act No. 10.303/01 to Article 202 of Act No. 6.404/76; and (ii) the consolidation of the Company Bylaws, which, duly initialed, becomes an integral part of these minutes as ATTACHMENT I. 7 – CLARIFICATIONS: The drafting of these minutes were duly authorized in summary form and the publication of the signatures of the shareholders who attended the General Meeting was waived, according to the terms of Article 130, §§1 and 2 of Act No. 6.404/76. 8 – CLOSURE: The word was offered to whomsoever wished to make use of it and the General Meeting was suspended for the time necessary to draft these minutes, which, read and thus accepted, were approved and signed by all those present. Signatures: Daniel Eldon Crawford – President of the Board; Pedro Antonio Batista Martins – Secretary of the Board: Shareholders: (a) for his attorney-in-fact Álvaro Antonio do Cabo Notaroberto Barbosa, Embratel Participações S.A.; (b) Luis Fernando Motta Rodrigues. I certify that this is a true and faithful copy of the minutes drawn up in its appropriate book.

[signature] Pedro Antonio Batista Martins – Secretary [signature] (stamp – Board of Trade of the State of Rio de Janeiro. Certifies EMPRESA BRASILEIRA DE TELECOMUNICAÇÕES S/A – 00001292150. 12/13/2002.[signature] Maria Cristina V. Contreiras.

Minutes of the 61st Extraordinary General Meeting of Empresa Brasileira de Telecomunicações S.A. held on 11.26.2002

ATTACHMENT I

BYLAWS OF EMPRESA BRASILEIRA DE TELECOMUNICAÇÕES S.A. –

EMBRATEL

CHAPTER I

CHARACTERISTICS OF COMPANY

Article 1 – Empresa Brasileira de Telecomunicações S.A. – EMBRATEL is a corporation, controlled by Embratel Participações S.A.

Article 2 – The company’s purpose is:

I. To operate, exploit and provide Switched Telephony Services, observing the terms and conditions of the Assignment Contracts now in force, as well as those implemented in future;

II. Operate, exploit and provide all and any Telecommunications’ services within the parameters, terms and conditions of the Terms of Authorization in force, as well as those implemented in the future;

III. Implement, expand and operate, among others:

a) The interstate and intrastate trunks for integrated transport of telecommunications’ services the multiplex equipment associated to them;

b) The Automatic Long Distance Telephone Switch Centers;

c) The land stations necessary for satellite communications and the multiplex equipment associated to them;

d) The means that constitute Brazil’s international connections;

e) The international telephony, telex, telegrams and data transmission Switch Centers (automatic or manual) and of other services that use digital techniques;

f) The TV Centers;

g) The Coastal Stations of the Maritime Mobile Service;

h) The means that compose the Brazilian National Telex Network; and

i) The means that compose the Brazilian National Data Transmission Network.

IV. Exploit:

a)The telecommunication means operated by it, as discriminated in item III, sections “a”, “b”, “c”, “d” and “e”, including satellite and dial up line in industrial bases;

b)The TV signal transmission services between the TV Centers operated by it;

c) The Maritime Mobile Service of Coastal Stations; and

d) The Brazilian National and International Telex services of lease of telegraphic circuits, data transmission and others that use digital techniques, except telegram services.

V. Coordinate the activities related to the exploitation of the services and operations of Brazil’s international telecommunication media;

VI. Import, export, commercialization, lease and rental

of goods and equipment, and the provision of services related to the activities comprised in its corporate purpose, as well as of aggregated value services; and

VII. The participation in the capital of other companies, entities, associations and/or consortiums, in Brazil and abroad.

Sole Paragraph – The concession of tariff discounts or exemptions for the services provided by Company shall meet Brazilian rules applicable to it.

Article 3 – The Company’s head office is in the State of Rio de Janeiro and it is the responsibility of the Company’s President to define its exact location.

§ 1 – The Company can create and extinguish, according to the decision of the President, branches, offices, departments and representations at any point of the Brazilian National territory and abroad.

§2 – The Company shall have its resolution centers effectively located in the Brazilian National territory.

Article 4 – The duration of the Company is indefinite.

CHAPTER II

CAPITAL STOCK

Article 5 – The subscribed and fully paid in capital stock is R$2,700,000,000.00 (two billion and seven hundred million Reais), divided into 4,723,843,847 (four billion, seven hundred and twenty-three million eight hundred and forty-three thousand, eight hundred and forty-seven) common nominative shares, without par value.

Article 6 – The Company is authorized to increase its capital stock by means of deliberation of the Board of Directors to the limit of 10,000,000,000 (ten billion) shares, and the Board of Directors is further responsible for defining the conditions that such issues are subject to.

Sole Paragraph – Within the limit of the authorized capital covered in the heading of this Article, Company may grant a stock purchase option, according to the Approved Plan in a General Meeting, to its administrators, employees and to natural persons who provide services to Company or to those companies controlled by it.

Article 7 – The capital stock is represented by common shares, without par value, but preferential shares can be created.

Article 8 – By deliberation of the Board of Directors, the right of preference can be excluded upon issuance of shares, debentures convertible into shares and subscription bonuses, whose placement is made in the event of items I and II of Article 172 of Act No. 6.404/76.

Article 9 – One vote in the deliberations of the General Meeting corresponds to each common share.

Article 10 – The ownership of shares will be presumed from the record of the shareholder set forth in the “Nominative Shares’ Register”. The shares may be represented by single or multiple certificates, which will be signed by 2 (two) Directors, one of whom must be the CEO, or by the agent who issues the certificates, as the case may be.

§1 – Provided that the legal and regulatory provisions are complied with, the share certificates may also be signed by two attorneys-in-fact with special powers or certified with seal.

§2 – The multiple share certificates may be split, upon the request of the shareholder.

CHAPTER III

THE GENERAL MEETING

Article 11 – The General Meeting has the authority to deliberate on the matters expressly contemplated by Act No. 6.404/76.

Article 12 – The General Meeting will be summoned by the Board of Directors, and the President or Vice-President, as established in Article 19 below, will be responsible for substantiating the respective act, or even as provided in the Sole Paragraph of Article 123 of Law No. 6.404/76.

Article 13 – The General Meeting will be installed and presided by the President of the Board of Directors of the Company or by its Vice-President, as contemplated in Article 19 below, who will then elect the Secretary, chosen among he shareholders present.

Article 14 – Minutes of the General Meeting will be drafted and signed by the members of the Board and by the shareholders present, who represent, at least the majority necessary for the deliberations taken.

§1 – Except for a decision to the contrary by the President of the Meeting, the minutes will be drafted as a summary of the facts.

§2 – Except for deliberation to the contrary by the Meeting, the minutes will be published with the omission of the shareholders’ signatures.

CHAPTER IV

Article 15 – The Company will be administered by the Board of Directors and by the Management.

SECTION I

BOARD OF DIRECTORS

Article 16 – Besides the matters committed to the Board of Directors by law, as well as those contemplated in Articles 6 and 8 of these Bylaws, the Board of Directors is responsible for:

I – approving the Company’s general plans:

II – approving the Company’s Internal Rules, defining its organizational structure, specifying the attributions of each director and fixing the limits of the authorizations referred to in items IV, VII, VIII and IX of this Article, the legal and statutory provisions observed.

III – taking the measures necessary to ensure that the centers of deliberation and implementation of strategic, management and technical decisions related to the performance of the obligations contemplated in the Assignment Contracts made by and between Company and the Brazilian National Telecommunications Agency – ANATEL are located within the Brazilian National territory, observing the provisions of Clause 17.3 of the mentioned Contract:

IV – Authorize the constitution and extinction of full subsidiaries and/or companies controlled by Company, the acquisition and disposal of equity interest of Company in the capital of other companies in the capacity of partner, shareholder or quota holder, as well as the acquisition and the alienation of investments or rights that may be classified as an investment in the Company’s permanent assets at any point of the Brazilian national territory and abroad, whose value exceeds the limit established in Company’s Internal Rules, observing what the rules of the regulatory body establishes on this subject.

V – authorize the acquisition of shares issued by Company, for purposes of cancellation or permanence in treasury and subsequent disposal, in the conditions provided in the applicable legislation;

VII – authorize the sale, free lease, donation, rent or constitution of lines from any fixed assets of Company, whose value exceeds the limit established in Company’s Internal Regulations;

VIII – authorize (i) the contracting of loans, assumption of debt and other financial obligations as well as (ii) the provision of guarantees by Company to third parties, whose value exceeds the limit established in Company’s Internal Regulations. The transactions contracted with and/or guarantees provided to, companies controlled by Company are exceptions to the provision above. These are the responsibility of the President, according to the terms of Article 28 of these Bylaws;

IX – authorize the execution of contracts or the practice of other acts that result in obligations for Company above the limit established in Company’s Internal Rules;

X – authorize the distribution of intermediary dividends as well as the survey of balance sheet and distribution of dividends in smaller periods, as contemplated in the applicable legislation;

XI. Submit to deliberation by the General Meeting the management service contracts, including contracts of technical assistance, to be made with the controlling shareholder or with third parties associated to such controlling shareholder;

XII. Approve the tariff proposals for the Switched Fixed Telephony Service and readjustments of prices in Company’s assignment area, to be submitted to the Brazilian National Telecommunications Agency – ANATEL.

XIII. choose and fire Company’s independent auditors;

XIV. appoint the members of the bodies responsible for the administration and inspection of TELOS – Fundação Embratel de Seguridade Social, as well those members of corresponding bodies in other Company Retirement Plan entities, establishing appropriate inspection and control criteria for same;

XV. administer the Share Stock Option Plan approved by the General Meeting;

XVI. define the terms and conditions of any capital increase within the authorized capital; and

XVII. perform any other functions or deliberate on any other matters for which the members of the General Meeting are not responsible, as established expressly by Law No. 6.404/76.

Article 17 – The Board of Directors shall be composed of 7 (seven) members, elected and able to be dismissed at any time by the General Assembly.

Article 18 – the members of the Board of Directors will have a mandate of 3 (three) annual periods; the period comprised between 2 (two) Annual Shareholders’ Meeting is considered as an annual period, and reelection is admitted.

Article 19 – The Board of Directors will elect its President and Vice-President. The President and Vice- President will automatically substitute each other in their temporary leaves, impediments, without there being a need for formal delegation of powers. The substituting officer shall be granted all the powers and authority of the substituted, without exceptions.

Article 20 – In compliance with the provisions of Article 19 above, in the event of a vacancy in the Board of Directors, the substitute will be appointed by the remaining Board members and will exercise his duties until the next Annual General Meeting. In the event of a vacancy in the majority of offices, the

Annual General Meeting will be called to deliberate on the election of such members. In this case, the new elected board members will complete the term of the substituted board members.

Sole Paragraph – If the vacancy of the majority of members of the Board of Directors includes the President and Vice-President, any member of the Board of Directors may call and preside such General Meeting.

Article 21 – The Board of Directors shall will meet whenever called by its President, by the Vice-President or by any of its members, and minutes of its deliberations will be drawn.

§1 – The meeting of the Board of Directors may be installed and deliberate validly on the matters for which it is responsible provided that the majority of elected members are present.

§2 – Irregardless of any formality, any Board of Directors Meeting at which all members are present shall be considered regular.

Article 22 – The deliberations of the Board of Directors will be taken by absolute majority of votes of the acting Board Members and in addition to the common vote, the President will have the casting vote. The President or his Vice-President can remit the acts that substantiate these deliberations, when applicable.

Article 23 – The meetings of the Board of Directors may be held by teleconferencing, videoconferencing or any other electronically or technologically available medium. The members of the Board may express their vote in such a meeting in a letter, declaration or message sent to Company, previously or while such meeting is being held, by fax, telex, email or any other available electronic or technological medium. The Board, acting as provided above, will be considered to have attended the meeting, and his vote, will be considered valid for all legal effects, and incorporated to the minutes of said meeting.

Article 24 – The members of the Board may constitute attorneys-in-fact with powers to vote in their name at the meetings of the Board of Directors, provided that such attorney-in-fact is also a member of the Board, and even if the instrument of power of attorney specifies the absent member.

SECTION II

MANAGEMENT

Article 25 – The Management will consist of at least 2 (two) and maximum 30 (thirty) Executive members, one of them being the President and the others not having any appointment, elected and removed at any time by the

Board of Directors.

Article 26 – The Management’s mandate is 3 (three) annual periods, and reelection is permitted.

Sole Paragraph – For purposes of this Article, the annual period is the period between two Extraordinary General Meeting.

Article 27 – In their absences and impediments, the President will appoint his deputy among the other Directors; if he fails to do so, the other Directors will elect among them one Director to substitute him. In the absence or impediment of any of the other Directors, the President will appoint his deputy. In the event of a vacancy from any of the Management offices, the Board of Directors will elect a new Director.

Article 28 – After previous authorization by the Board of Directors for the cases contemplated in these Bylaws, the members of the Management shall represent Company as described in the paragraphs below.

§1 – The President shall:

i – conduct all the Company’s activities with the collaboration of the other Directors;

ii – individually, with the other Director or with an attorney-in-fact, represent Company at Court, outside it, in all acts necessary for conducting Company’s corporate purpose, as well as before its controlled companies, shareholders and the public in general, and when relating to any governmental and/or regulatory agencies;

iii – appoint attorneys-in-fact and designate Company representatives, defining in the respective instruments the powers granted and the period of the mandate, which shall not be longer than one year, except for those granted for legal representation, which may be effective for an indefinite period;

iv – create and extinguish branches, offices, departments and representations of Company at any point of the Brazilian national territory or abroad.

§2 – The other Directors will have powers and competencies attributed to them by the Board of Directors and may in a set of 02 (two) or with an attorney-in-fact, represent Company at Court or outside it, in the acts necessary to conduct Company’s corporate purpose.

§3 – Company will also be validly represented by an attorney-in-fact constituted according to the provisions of Paragraphs 1 and 2 above, in the terms of the respective instrument of power of attorney.

CHAPTER V

Board of Auditors

Article 29 – The Board of Auditors will not function in a permanent manner, and will have powers and attributions conferred to it by the Law, and may only be installed by deliberation of the General Meeting, or by request of the shareholders in those events provided by law.

Article 30 – When installed, the Board of Auditors will be composed of at least 3 (three) and maximum 5 (five) members and an equal number of elected members that can be fired at any time by the Shareholders of the General Meeting, observing the rules of Paragraph 4 of Article 161 of Act No. 6.404/76.

§1 – The members of the Board of Auditors will have a mandate of 1 (one) annual period, which consists of the period between 2 (two) Annual Shareholders’ Meeting, and may be reelected.

§ 2 The Board of Auditors members shall elect a President during their first meeting.

Article 31 – When installed, the Board of Auditors will meet when necessary.

§ 1 – In addition to as legally provided, the meetings of the Board of Auditors may be called by the President of the Company.

§2 – Regardless of any formalities, the meeting attended by all the members of the Board of Auditors will be considered as regularly called;

§3 – The Board is manifested by majority of votes, the majority of its members being present.

4 – The meetings of the Board of Auditors may be held by teleconferencing, videoconferencing or any other electronically or technologically available medium. The Board members may express their vote in any meeting by way of a letter, declaration or message addressed to Company, before or while such meeting is being held, by fax, telex, electronic mail or any other electronically or technological available medium. The Member acting as provided above will be considered as present at the meeting, and his vote will be considered valid for all legal purposes, and incorporated to the minutes of said meeting.

Article 32 – The members of the Board of Auditors will be substituted in their absences and impediments by the respective deputy.

Article 33 – If there are any vacancies in the office of member of the Board, the respective deputy will fill his place; if there is no deputy, the next General Meeting will then elect a member to the vacant office;

Article 34 – The members of the Annual Shareholders’ Meeting will set the remuneration of the members of the Board of Auditors elected by them, Paragraph 3 of

Article 162 of Act No. 6.404/76 observed.

§1 – The remuneration will be paid in the same way as the remuneration received by the members of the Management.

§ 2 – The acting deputy will be entitled to the remuneration of the effective member, during the period in which the substitution occurs, counted monthly.

CHAPTER VI

FISCAL YEAR AND FINANCIAL STATEMENTS

Article 35 – The duration of the fiscal year shall be 12 (twelve) months, beginning on January 1 of each year and ending on the last month of December.

Article 36 – With the financial statements, the bodies from the Company’s administration will present to the Annual Shareholders’ Meeting a proposal about the destination of the net profits of the fiscal year.

§1 – The net profits will have the following destination:

a) 5% (five percent) for the legal reserve until 20% (twenty percent) of the paid in capital;

b) 25% (twenty five percent) of the net profits plus or less the values referred to in sections a) and b) of item I of Article 202 of Act No. 6.404/76 will be compulsorily distributed as a minimum compulsory dividend to the other shareholders.

§ 2 – The balance of the net profits not allocated to the

payment of the minimum compulsory dividend will have the destination given by the General Meeting;

§ 3 – The bodies of the administration may pay or credit interest on their own capital in the terms of the relevant legislation and regulation.

§4 – The dividends not claimed within the period of 3 (three) years will revert to the benefit of the Company.

Article 37 – As deliberated by the Board of Directors, the Company may declare intermediary dividends as well as draw up a balance sheet and distribute dividends in shorter periods, the applicable legal and regulatory provisions observed.

CHAPTER VII

LIQUIDATION OF COMPANY

Article 38 – Company shall go into liquidation in the cases provided in the Law or by deliberation of the General Meeting, who will establish the form of liquidation, elect the liquidator and install the Board of Auditors for the liquidation period, electing their members and setting their respective remunerations.

(stamp – Board of Trade of the State of Rio de Janeiro – We certify that this document is a full part of Record No. 00001292150 dated 12/13/2002 and that it may not be used separately. [signature] Maria Cristina C.

Secretary General.)

(stamp – 00-2002/181.314-0 JUCERJA. December 11, 2002; 15:22:26. Guia: 100/0480260-7; 3330000340-1; Acts: 301; EMPRESA BRASILEIRA DE TELECOMUNICAÇÕES S.A. EMBRATEL.

(Remainder of stamp is illegible)

(The reverse side of every page presented for translation carries the following stamp):

I certify and attest that this xerox copy is a true, authentic reproduction of the document shown to me on this date. I authenticate this under the terms od Art. 2 of Decree Law No. 2148 dated April 25, 1940, Vitoria.

August 27, 2003

David Lacerda Fafá, Notary Public, Branella Marques Lacérda Fafá, Substitute

I hereby declare that the foregoing is a true translation of the original matter written in Portuguese.

Rio de Janeiro, November 19, 2003.